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Exhibit 21.1

Subsidiaries of Bonanza Creek Energy, Inc.

Bonanza Creek Energy Operating Company, LLC, a Delaware limited liability company

Bonanza Creek Energy Resources, LLC, a Delaware limited liability company

Bonanza Creek Energy Upstream, LLC, a Delaware limited liability company

Bonanza Creek Energy Midstream, LLC, a Delaware limited liability company

Holmes Eastern Company, LLC, a Delaware limited liability company

El Dorado Creek Pipeline Company, LLC, a California limited liability company

Liberty Energy Company, LLC, a California limited liability company

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  Exhibit 21.1
Subsidiaries of Bonanza Creek Energy, Inc.